Exhibit 99.1

DMRJ Amends Implant Sciences’ Credit Facility

Removes Requirement to Reduce Outstanding Indebtedness by December 31, 2011

Wilmington, MA – October 17, 2011 - Implant Sciences Corporation (OTCQB:IMSC) (OTCPK:IMSC), a high technology supplier of systems and sensors for homeland security and defense markets, today announced that it has amended its credit agreements with its senior secured investor, DMRJ Group LLC.

On September 30, 2011, the Company announced that DMRJ agreed to extend the maturity of Implant Sciences indebtedness from September 30, 2011 to March 31, 2012 and increase the amount the Company may borrow under the revolving promissory note from $15 million to $23 million.  This was subject to the requirement that the Company would repay sufficient amounts of its outstanding indebtedness and other amounts owing to DMRJ such that, as of December 31, 2011, the Company's outstanding obligations owed to DMRJ would not exceed $15 million.

The amendment announced today removes the requirement that the Company reduce its outstanding indebtedness owed to DMRJ to $15 million or less by December 31, 2011.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for Security, Safety, and Defense (SS&D) markets. The Company has developed proprietary technologies used in its commercial explosive and narcotics trace detection systems which ship to a growing number of locations domestically and internationally. Implant Sciences’ QS-H150 portable explosives trace detector has received Qualified Anti-Terrorism Technology Designation and the Company’s QS-B220 bench-top explosives and narcotics trace detector has received a Developmental Testing & Evaluation (DT&E) Designation by the U.S. Department of Homeland Security under the Support Anti-terrorism by Fostering Effective Technology Act of 2002 (the SAFETY Act). For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that we will be required to repay all of our indebtedness to our secured lender, DMRJ Group in the near future; if we are unable to satisfy our obligations to DMRJ and to raise additional capital to fund operations, DMRJ may seize our assets and our business may fail; we continue to incur substantial operating losses and may never be profitable; the risks that our explosives and narcotics detection products and technologies (including any new products we may develop) may not be accepted by governments or by other law enforcement agencies or commercial consumers of security products; economic, political and other risks associated with international sales and operations could adversely affect our sales; our business is subject to intense competition and rapid technological change; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

Contact:

Implant Sciences Corporation
Company Contact:
Glenn Bolduc, CEO
978-752-1700
gbolduc@implantsciences.com

or

Investor Contact:
Laurel Moody
646-810-0608
lmoody@corporateprofile.com